CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 25, 2022, relating to the financial statements and financial highlights of ASYMsharesTM ASYMmetric S&P 500® ETF, a series of ASYMmetric ETFsTM Trust, for the period ended December 31, 2021, and to the references to our firm under the headings “Other Service Providers” and “Financial Highlights” in the Prospectus and “Other Service Providers” in the Statement of Additional Information.

/s/ COHEN & COMPANY, LTD.
COHEN & COMPANY, LTD.
Cleveland, Ohio
April 26, 2022